                                Exhibit 27(n)(ii)

                          Consent of Ernst & Young LLP

                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Independent Auditors" in the Statements of Additional Information and to the use of our reports (1) dated January 31, 2003 with respect to the financial statements of the subaccounts of Transamerica Life Insurance Company, Legacy Builder Variable Life Separate Account, which are available for investment by the policyowners of Legacy Builder Plus and (2) dated February 14, 2003 with respect to the statutory-basis financial statements and schedules of Transamerica Life Insurance Company included in Post-Effective Amendment No. 6 to the Registration Statement (Form N-6 No. 333-86231) and related Prospectuses of Legacy Builder Plus and Inheritance Builder Plus.

                                         ERNST & YOUNG LLP

Des Moines, Iowa
April 16, 2003